Exhibit 99.1

INTUITIVE SURGICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	3 Months Ended
	12/31/03	12/31/02
Sales:
Products	$23,627	$19,448
Services	3,966	1,697

Total sales	27,593	21,145

Cost of sales:
Products	15,901	8,517
Services	2,156	1,906

Total cost of sales	18,057	10,423

Gross profit	9,536	10,722
Gross profit %	34.6%	50.7%

Operating costs and expenses:
Selling, general, and administrative	10,417	9,691
Research and development	4,732	4,026

Total operating costs and expenses	15,149	13,717

Loss from operations	(5,613)	(2,995)

Other income, net	758	395

Net loss	$(4,855)	$(2,600)

Net loss per share - basic and diluted	$(0.16)	$(0.14)

Weighted average shares outstanding used to compute net loss per share - basic and diluted	30,616	18,321

INTUITIVE SURGICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Fiscal Year Ended
	12/31/03	12/31/02
Sales:
Products	$80,586	$66,407
Services	11,089	5,615

Total sales	91,675	72,022

Cost of sales:
Products	39,977	31,183
Services	7,669	6,938

Total cost of sales	47,646	38,121

Gross profit	44,029	33,901
Gross profit %	48.0%	47.1%

Operating costs and expenses:
Selling, general, and administrative	39,719	37,327
Research and development	16,190	16,793

Total operating costs and expenses	55,909	54,120

Loss from operations	(11,880)	(20,219)

Other income, net	2,257	1,798

Net loss	$(9,623)	$(18,421)

Net loss per share - basic and diluted	$(0.41)	$(1.01)

Weighted average shares outstanding used to compute net loss per share - basic and diluted	23,626	18,229

INTUITIVE SURGICAL, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	12/31/03	12/31/02
Assets
Current assets:
Cash and cash equivalents	$12,165	$9,007
Short-term investments	101,614	41,832
Accounts receivable, net	26,820	16,887
Inventories, net	8,788	8,738
Prepaid expenses	3,203	1,912

Total current assets	152,590	78,376

Property and equipment, net	10,288	10,388
Intangible assets, net	8,089	2,568
Goodwill	143,106	—
Other assets	921	249

Total assets	$314,994	$91,581

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,455	$9,282
Accrued compensation and employee benefits	4,667	4,666
Warranty accrual	702	2,269
Restructuring accrual	971	—
Other accrued liabilities	3,024	3,497
Deferred revenue	11,345	4,638
Current portion of notes payable	1,030	1,511

Total current liabilities	34,194	25,863

Long-term notes payable	695	1,838
Long-term deferred revenue	1,148	200

Stockholders’ equity
Common stock	33	18
Preferred stock	—	—
Additional paid-in capital	416,559	191,038
Deferred compensation	(99)	(223)
Accumulated deficit	(138,414)	(128,791)
Accumulated other comprehensive income	878	1,638

Total stockholders’ equity	278,957	63,680

Total liabilities and stockholders’ equity	$314,994	$91,581